Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Introduction
         On February 5, 2008, we completed our previously announced acquisition of eShopperTools.com, Inc., dba CleverSet, Inc. (“CleverSet”). The acquisition was made pursuant to an agreement and plan of merger among us, CleverSet, our wholly-owned subsidiary Einstein Acquisition Corp, the principal CleverSet stockholders and the stockholder representative named therein, dated January 22, 2008. The terms of the merger agreement were the result of arm’s-length negotiations with CleverSet. As a result of the merger, CleverSet became our wholly-owned subsidiary.
          CleverSet is a technology leader in the rapidly growing field of automated personalization engines, which are used to optimize e-commerce experiences by presenting visitors with relevant recommendations and information. CleverSet’s next-generation technology has been shown to significantly lift e-commerce revenue by increasing conversion rates and order size. CleverSet’s automated personalization and recommendations engine is applicable across a wide-range of industries including retail, manufacturing, telecommunications, financial services, travel and hospitality and more. Similarly, CleverSet’s automated personalization and recommendations engine enhances the online customer experience by narrowing the product exposures to those most likely to interest the customer. This personalization technology is used to increase advertising conversions, reduce abandonment and drive brand loyalty.
     We acquired CleverSet for cash consideration of approximately $9.1 million, after deducting the assumed cash proceeds from the net exercise price of employee stock options exercised immediately prior to the acquisition. The merger consideration is subject to adjustment based on CleverSet’s working capital as of closing, which has not yet been finalized but is expected to result in a reduction of the purchase price of approximately $1.1 million. Subsequent to the acquisition, we granted stock options and restricted stock units to certain executives of CleverSet for retention purposes having a fair value at the time of grant of approximately $0.6 million. This amount will not be accounted for as part of the purchase price because vesting is contingent on future employment. ATG will recognize compensation expense related to these restricted stock units as they vest in accordance with Statement of Financial Accounting Standard No. 123(R), Share Based Payment (SFAS No. 123R). All CleverSet stock options were either exercised or cancelled prior to the merger.
          The following unaudited pro forma condensed combined financial information gives effect to our acquisition of CleverSet and should be read in conjunction with the historical financial statements and the related notes of ATG, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007 and CleverSet’s audited financial statements for the year ended June 30, 2007, which are included as Exhibit 99.2 to this current report. The unaudited pro forma condensed combined balance sheet as of December 31, 2007 gives effect to the merger with CleverSet as if it had occurred on December 31, 2007 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2007 give effect to the merger with CleverSet as if it had occurred on January 1, 2007. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2007 is based on audited historical results of operations of ATG for the fiscal year then ended and unaudited results of operations of CleverSet for the twelve months ended December 31, 2007.
          CleverSet’s historical results of operations for the year ended December 31, 2007 were adjusted in the pro forma condensed combined statement of operations information to reflect reclassifications of expenses to be consistent with ATG’s accounting policies. The unaudited pro forma condensed combined financial statements include all material pro forma adjustments necessary for their preparation, but do not assume any benefits from cost savings or synergies of operations of the combined company.

     As a result of CleverSet having a fiscal year end of June 30, 2007, which is different than ATG’s, CleverSet’s unaudited statement of operations information for the year ended December 31, 2007 is based on including unaudited statements of operations information for the six month period ended December 31, 2007 and excluding its unaudited statement of operations information for the six month period December 31, 2006. The following table summarizes the adjustments made to CleverSet’s June 30, 2007 audited statement of operations to derive CleverSet’s unaudited statement of operations information for the year ended December 31, 2007 (in thousands):

		Exclude:	Include:
		Results of Operations	Results of Operations	Pro Forma
		Six Months Ended	Six Months Ended	Year Ended
	Year Ended	December 31, 2006	December 31, 2007	December 31, 2007
	June 30, 2007	(unaudited)	(unaudited)	(unaudited)

Revenue	$1,321	$(561)	$913	$1,673

Net loss	$(2,200)	$663	$(887)	$(2,424)
     An independent valuation specialist has conducted a valuation analysis in order to assist our management in determining the fair values of a significant portion of CleverSet’s assets. The work performed by the independent valuation specialist has been considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values, and as a result the actual amounts ultimately recorded may differ materially from the information presented in the unaudited pro forma condensed combined financial information. The impact of ongoing integration activities and other changes in CleverSet’s net tangible and intangible assets could cause material differences in the information presented.
          The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of ATG that would have been reported if the merger had been consummated as of the beginning of the period presented, nor are they necessarily indicative of the future operating results or financial position of the combined company.

ART TECHNOLOGY GROUP, INC.
UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET
As of December 31, 2007
(In thousands)

	Historical		Pro forma		Pro forma
	ATG	CleverSet	Adjustments		Combined
ASSETS
Current Assets:
Cash and cash equivalents	$34,419	$265	$(9,300	) (2), (5)	$25,384
Marketable securities	16,460				16,460
Accounts receivable, net of reserves	40,443	133			40,576
Deferred costs, current	790				790
Prepaid expenses and other current assets	2,741	12			2,753

Total current assets	94,853	410	(9,300)		85,963

Property and equipment, net	7,208	56			7,264
Deferred costs, less current portion	2,337				2,337
Marketable securities	1,062				1,062
Other assets	1,475	30			1,505
Intangible assets, net	11,109		970	(3)	12,079
Goodwill	59,675		8,135	(3)	67,810

	$177,719	$496	$(195)		$178,020

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$3,619	$162	$		$3,781
Accrued expenses	19,082	485	(346	) (5)	19,221
Deferred revenue, current portion	35,577				35,577
Convertible debt	—	2,380	(2,380	) (5)	—
Accrued restructuring, current portion	855				855

Total current liabilities	59,133	3,027	(2,726)		59,434

Accrued restructuring, less current portion	225				225
Deferred revenue, less current portion	10,777				10,777
Other liabilities	487				487

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	12	(12	) (4)	—
Common stock	1,293	9	(9	) (4)	1,293
Additional paid-in capital	305,151	1,468	(1,468	) (4)	305,151
Accumulated deficit	(195,745)	(4,020)	4,020	(4)	(195,745)
Treasury stock, at cost	(2,902)				(2,902)
Accumulated other comprehensive loss	(700)				(700)

	107,097	(2,531)	2,531		107,097

Total stockholders’ equity
	$177,719	$496	$(195)		$178,020

See accompanying notes to the unaudited pro forma condensed combined financial information.

ART TECHNOLOGY GROUP, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2007
(In thousands, except per share data)

				Pro forma		Pro forma
	ATG	CleverSet		Adjustments		Combined
Revenue:
Product licenses	$30,529	$		$		$30,529
Recurring services	76,672		171			76,843
Professional and education services	29,859		1,502			31,361

Total revenue	137,060		1,673	—		138,733

Cost of Revenue:
Product licenses	2,197					2,197
Recurring services	24,119		492	270	(6)	24,881
Professional and education services	29,223		1,412			30,635

Total cost of revenue	55,539		1,904	270		57,713

Gross Profit	81,521		(231)	(270)		81,020

Operating Expenses:
Research and development	24,963		444	95	(7)	25,502
Sales and marketing	44,397		1,007	33	(6),(7)	45,437
General and administrative	18,211		597	282	(1),(6),(7)	19,090
Restructuring charge (benefit)	(59)		—			(59)

Total operating expenses	87,512		2,048	410		89,970

Loss from operations	(5,991)		(2,279)	(680)		(8,950)
Interest and other income, net	2,237		(145)	(125)	(5),(8)	1,967

Loss before provision for income taxes	(3,754)		(2,424)	(805)		(6,983)
Provision for income taxes	433		—	—		433

Net loss	$(4,187)		$(2,424)	$(805)		$(7,416)

Basic and diluted loss per share	$(0.03)					$(0.06)

Basic and diluted weighted average common shares outstanding	127,528					127,528

See accompanying notes to the unaudited pro forma condensed combined financial information.

ART TECHNOLOGY GROUP, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(1)	Estimated combined transaction costs of $0.2 million incurred to consummate the acquisition.

(2)	Total cash consideration of $9.3 million reflects net cash consideration of $6.4 million paid by ATG to CleverSet’s shareholders, payoff of CleverSet debt of $2.7 million and ATG estimated transaction costs of $0.2 million.

(3)	ATG has allocated the preliminary estimated purchase price to the net tangible and intangible assets, resulting in the excess of the purchase price over the net tangible and intangible assets being recorded as goodwill. The following represents a preliminary estimate of the purchase price in thousands:

Cash	$6,374
Convertible debt and related interest assumed and extinguished	2,726
Estimated transaction costs	200

$9,300
The estimated purchase price has been allocated on a preliminary basis to the acquired net tangible and intangible assets based on their estimated fair values as of December 31, 2007 as follows, (in thousands):

Cash and cash equivalents	$265
Accounts receivable	133
Prepaid expenses and other assets	42
Accounts payable	(162)
Accrued expenses	(139)
Fixed Assets	56

Net tangible assets acquired	$195

Excess of purchase price over net tangible assets acquired	$9,105

Identified intangibles assets:
Developed technology	$810
Customer relationships	100
Government contracts	60

Total fair value of identified intangible assets	$970

Goodwill	$8,135

     The total estimated purchase price is allocated to the net tangible and intangible assets of Cleverset based on their fair values as of the completion date of ATG’s acquisition of Cleverset. The preliminary work performed by the valuation specialist has been considered in management’s estimates of the fair values reflected in the unaudited pro forma condensed combined financial information. A final determination of these fair values will include management’s consideration of a final valuation prepared by the independent valuation specialist. This final valuation will be based on the actual net tangible and intangible assets of Cleverset that exist as of the date of completion of the transaction.
      Consideration allocated to the identified intangible assets will be amortized over the asset’s estimated useful life. The amount of intangible assets, estimated useful life, and amortization methodology will be finalized based upon the independent valuation specialist completing its valuation report.

ART TECHNOLOGY GROUP, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
            In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142), goodwill resulting from the transaction is not amortized but will be subject to an annual impairment test (or more frequently if certain events or circumstances indicate that goodwill may be impaired). In the event that goodwill is impaired, ATG will incur an impairment charge for the amount by which the carrying value of goodwill exceeds its fair value during the fiscal quarter in which the determination is made that goodwill is impaired.
          The Company has not recorded any deferred tax liabilities for the book to tax basis difference of the intangible assets because the Company anticipates offsetting the deferred tax liability with existing NOL’s.
(4)	Elimination of Cleverset’s equity accounts.

(5)	Retirement of Cleverset’s convertible debt, related accrued interest and elimination of related interest expense.

(6)	Amortization of the intangible assets recorded as part of the purchase price allocation in connection with the acquisition. Intangible assets are amortized in accordance with SFAS 142 using the straight-line method for purposes of these unaudited pro forma financial statements over a period of 3 years.

(7)	To record stock compensation expense in accordance with SFAS No. 123R related to options and restricted stock units issued to Cleverset employees who continued to be employed by ATG subsequent to the merger. The break out of the expense by income statement category is as follows, (in thousands):

Research and development	$95
General and administrative	55

Total	$150

(8)	Reduction of interest income to reflect the use of ATG’s cash to complete the acquisition.